Exhibit (g)(x) under Form N-1A
                                              Exhibit 10 under Item 601/Reg SK

                                  EXHIBIT B

                                CERTIFICATION

      The undersigned, C. Grant Anderson, hereby certifies that he or she is the duly elected and acting Assistant Secretary of RIGGS FUNDS, a Massachusetts business trust (the "Fund"), and further certifies that the following resolution was adopted by the Board of Trustees of the Fund at a meeting duly held on August 19, 1998, at which a quorum was at all times present and that such resolution has not been modified or rescinded and is in full force and effect as of the date hereof.

            RESOLVED, that The Bank of New York, as Subcustodian pursuant to a Custody Agreement between and among The Bank of New York, Riggs Bank, N.A. and the Fund dated June 8, 1998, (the "Custody Agreement") and Riggs Bank, as Custodian under the Custody Agreement, each is authorized and instructed on a continuous and ongoing basis until such time as it receives a Certificate, as defined in the Custody Agreement, to the contrary to deposit in the Depository, as defined in the Custody Agreement, all securities eligible for deposit therein, regardless of the Series to which the same are specifically allocated, and to utilize the Depository to the extent possible in connection with its performance thereunder, including, without limitation, in connection with settlements of purchases and sales of securities, loans of securities, and deliveries and returns of securities collateral.

      IN WITNESS WHEREOF, I have hereunto set my hand and the seal of RIGGS FUNDS, as of the 20th day of October, 1998.

                                    /S/ C. GRANT ANDERSON
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[SEAL]